Exhibit 10.4

PERFORMANCE SHARE AWARD AGREEMENT
UNDER THE
ACTUANT CORPORATION 2009 OMNIBUS INCENTIVE PLAN

GRANTEE:                    «First_Name» «Last_Name»
GRANTEE'S ADDRESS:            «Address_Line_1»
«City» «State» «ZIP_Code»
«Country»
TARGET AWARD OF PERFORMANCE
SHARES:                    «Target Award shares»

DATE OF GRANT:	«grant_date»

PERFORMANCE PERIOD:	E«performance period»
Actuant Corporation and the above named Grantee hereby agree as follows:

1.Performance Share Award Grant. Actuant Corporation (hereinafter called the “Company”) hereby grants to the Grantee an award of Performance Shares (the “Award”) under the Actuant Corporation 2009 Omnibus Incentive Plan as amended (the “Plan”). The Award entitles the Grantee to payment in the form of shares of Common Stock following the attainment of certain Performance Objectives and subject to satisfaction of certain employment requirements set forth below. The target number of Performance Shares subject to this Award is stated above (the “Target Award”), but the actual number of shares of Common Stock to be issued under the Award will be determined as described below in this agreement (the “Agreement”). After the end of the Performance Period, the Compensation Committee of the Board of Directors of the Company (the “Committee”) will review the Performance Objectives and determine the actual numbers of Shares of Common Stock which Grantee has earned under this Agreement.

The Performance Shares are granted under and are subject to the terms of the Plan and this Agreement. In the event of any conflict between any provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall control. Terms defined in the Plan where used herein shall have the meanings as so defined. Grantee hereby acknowledges receipt of a copy of the Plan.

2.	Definitions.

a.    Free Cash Flow Conversion.  Free Cash Flow Conversion is a measure of the ability of the Company to convert (in the same period) accrual-based accounting earnings that the business generates to actual cash that is available to:  (1) deploy in business acquisitions, (2) reduce net debt (by increasing book cash or reducing actual gross debt), and (3) return to shareholders in the form of cash dividends or stock buybacks.  Free Cash Flow Conversion for the Performance Period shall mean the percentage equal to the Company’s free cash flow for a given period divided by net earnings for the same period, subject to adjustment for extraordinary items, non-operating items,  discontinued operations, asset write-downs and impairments  and other unusual and non-recurring items, currency fluctuations, financing activities, acquisitions and acquisition expenses, divestitures and divestiture expenses and the effects of tax or accounting changes.   All adjustments to and the calculation of Free Cash Flow Conversion shall be determined by the Committee in its sole and complete discretion, consistent with Section 162(m) of the Internal Revenue Code (the “Code”).

b.    Total Shareholder Return (TSR) Performance. TSR Performance shall mean the change in the value of the Company’s Common Stock over the Performance Period relative to the change in value of common stock of the Company’s Peer Companies (as defined below) over the Performance Period. TSR Performance shall be determined by the Committee in its sole and complete discretion, consistent with Section 162(m) of the Code.

(1)
TSR Performance shall be based on a comparison of the difference in the trailing 20-day average closing stock price of the Company’s Common Stock as of the first and last business days of the Performance Period to the percentile of such difference in the stock prices for the Peer Companies as of the same dates and including the effect of any dividends actually paid as if the dividends were invested in the stock of the Company or the Peer Company, as the case may be on the date of payment, and proportionately adjusted for stock splits, reorganizations or similar transactions occurring during the Performance Period.

(2)	The Peer Companies are those entities reported in the S&P 600 SmallCap Industrials index as of the end of the Performance Period.
3.Dividend Equivalents. Grantee shall not receive payments equivalent to dividends or other distributions with respect to shares of Common Stock underlying the Performance Shares Awarded.

4.Attainment of Performance Objectives. Subject to the Grantee’s continued employment by the Company or an affiliate thereof, and except as otherwise provided herein or in the Plan, at the end of the Performance Period, the earned Performance Shares will be determined based on attainment of the Performance Objectives during the Performance Period as follows:

a.	TSR Performance. Fifty percent (50%) of the Target Award will be determined earned based on the TSR Performance as follows:

Performance Objective	Minimum	Target	Maximum
TSR Percentile Performance	25th Percentile	50th Percentile	75th Percentile
Performance Shares Earned	50%	100%	150%

b.	FCF Conversion. Fifty percent (50%) of the Target Award shall be determined earned based on the FCF Conversion Performance as follows:

Performance Objective	Minimum	Target	Maximum
FCF Conversion	110%	125%	150%
Performance Shares Earned	50%	100%	150%

Performance Objective levels above the minimum standard and below the maximum standard shall be determined by interpolation based on the schedules set forth above.

5.Termination of Employment. If before the end of the Performance Period, there is a termination of the Grantee’s employment with the Company or an affiliate thereof:

a.	as a result of death or total and permanent disability, as determined by the Committee in its sole and complete discretion, or

b.	as a result of retirement on or after Grantee attaining age 60, then Grantee shall be entitled to receive the issuance of a pro rata portion of the Award that would have otherwise been payable under Paragraph 4 at the end of (and based on the achievement of Performance Objectives in) the Performance Period; such prorated portion to be based on the number of whole months that the Grantee was employed with the Company (or an affiliate thereof) during the Performance Period divided by the number of whole months in the Performance Period.
The issuance of Performance Shares pursuant to such prorated Award will be made in accordance with the general payment and timing provisions in Paragraph 6.
The portion of the Award not earned and issued to the Grantee pursuant to this Agreement shall be deemed forfeited by the Grantee, unless otherwise determined by the Committee.
6.Distribution of Shares and Tax Withholding. If withholding of taxes is not required, none will be taken, and the number of Performance Shares earned by the Grantee pursuant to this Agreement will be distributed within ninety (90) days after the end of the Performance Period. If withholding is required, in satisfaction of any withholding obligations under federal, state or local tax laws, the Company may: (i) require the Grantee to pay to the Company in cash the entire amount or any portion of any taxes which the Company is required to withhold, or (ii) require the Grantee to authorize any properly authorized third-party to sell the number of shares of Common Stock that are the subject of the Performance Shares awarded having a Fair Market Value equal to the sums required to be withheld, along with any related expenses, and to remit the net proceeds thereof to the Company for payment of the taxes which the Company is required to withhold with respect to the Performance Shares awarded. For purposes of administrative ease, the number of shares of Common Stock sold may be rounded up or down to the nearest whole share. The

Grantee shall be responsible for any taxes relating to the Award not satisfied by the Company’s satisfaction of its withholding obligations. Unless otherwise determined by the Company, the Grantee shall be entitled to elect, in accordance with procedures determined by the Company, the method of satisfying his or her withholding obligations as described in either (i) or (ii) above, and, in the event no such election is properly made, the Company shall require the shares to be sold using the method described in (ii) above.

7.No Rights as a Stockholder. Except as provided in Paragraph 3, the Grantee shall have no rights as a stockholder of the Company in respect to the Award, including the right to vote or receive dividends, unless and until shares of Common Stock earned pursuant to the Award have been issued to Grantee, and recorded on the stock records of the Company.

8.No Rights To Continued Employment. Neither the Plan nor this Agreement nor the Award confer upon the Grantee any right with respect to continuance of employment by the Company, nor shall they interfere in any way with the right of the Company to terminate Grantee’s employment at any time.

9.Changes in Control, Sale of Operating Unit. The Committee may, in its complete discretion, determine the treatment of the Award, including the extent to which the Performance Objectives will be deemed to have been satisfied and the Award deemed to be earned if (a) a Change in Control (as defined in the Plan) of the Company occurs when the Grantee is employed by the Company and before the end of the Performance Period, or (b) the Company sells an operating unit (subsidiary or division) employing the Grantee and the Grantee ceases to be employed by the Company or any affiliate as a result of such disposition. Any issuance of Performance Shares pursuant to such determination will be made in accordance with the general payment and timing provisions in Paragraph 6.

10.Corporate Spinoff. In the event of a corporate spinoff separating the Company into two or more separate entities, the Committee may, in its complete discretion, adjust this Agreement in such manner as it deems appropriate, including converting the Award into Performance Shares of the entity which employs Grantee, and determining any adjustments hereunder, including the extent to which the Performance Objectives will be deemed to have been satisfied and the Award deemed to be earned. The Committee also may, in its discretion, determine that a corporate spinoff separating the Company into two or more separate entities shall not be deemed a Change in Control for purposes of this Agreement. If Grantee is employed by one of the separate entities and the separate successor entity has a subsequent Change in Control (as determined by the Committee), the subsequent Change in Control shall be deemed a Change in Control for purposes of this Agreement and the provisions of Paragraph 9 shall apply.

11.Special Rule for Certain Corporate Officers. In the case of a corporate officer who (a) voluntarily terminates employment after eight years with the Company, (b) provides at least one year’s advance notice to the Committee of such termination and has such termination accepted by the Committee, (c) in fact remains an employee for such period, and (d) terminates his or her employment at the end of the agreed-upon period, the Committee, in its complete discretion, may determine the treatment of the Award, including the extent to which the Performance Objectives will be deemed to have been satisfied and the Award deemed to be earned in accordance with the general payment and timing provisions. Any issuance of Performance Shares pursuant to such determination will be made in accordance with the general payment and timing provisions in Paragraph 6.

12.Compensation Recovery. This Award shall be subject to recovery by the Company under its Compensation Recoupment Policy or any similar policy the Company may adopt or amend from time to time.

13.Code Section 409A. This Agreement is intended to comply with, or otherwise be exempt from, Code Section 409A. This Agreement shall be administered, interpreted, and construed in a manner consistent with Code Section 409A or an exemption therefrom. Should any provision of this Agreement be found not to comply with, or otherwise be exempt from, the provisions of Code Section 409A, such provision shall be modified and given effect (retroactively if necessary), in the sole discretion of the Committee, and without the consent of the Grantee, in such manner as the Committee determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Code Section 409A. If any of the payments under this Agreement are subject to Code Section 409A and the Company determines that the Employee is a “specified employee” under Code Section 409A at the time of the Employee’s separation from service, then each such payment will not be made or commence until the date which is the first day of the seventh month after the Employee’s separation from service, and any payments that otherwise would have been paid during the first six months after the Employee’s separation from service will be paid in a lump sum on the first day of the seventh month after the Employee’s separation from service or upon the Employee’s death, if earlier. Such deferral will be effected only to the extent required to avoid adverse tax treatment to the Employee under Code Section 409A.

14.    Transferability of Award. The Award and, prior to issuance, the Performance Shares may not be transferred or encumbered by the Grantee, except by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order.

15.    Prohibition Against Pledge, Attachment, etc. Except as otherwise herein provided, this Award and any rights and privileges pertaining thereto shall not be transferred, assigned, pledged or hypothecated by Grantee in any way, whether by operation of law or otherwise, and shall not be subject to execution, attachment or similar process.

16.    Notices. Any notice to be given to the Company under the terms of this agreement shall be addressed to the Company in care of its Secretary, and any notice to be given to the Grantee may be addressed to him at his address as it appears on the Company's records, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be deemed to have been duly given if and when enclosed in a properly sealed envelope addressed as aforesaid, and deposited, postage prepaid, in the United States mail or sent via electronic means (fax or e-mail).

17.    Wisconsin Contract. This award has been granted in Wisconsin and shall be construed under the laws of that state.

Accepted as of the date of grant in accordance with, and subject to, the above terms and conditions of this Agreement and of the Plan document, a copy of which has been received by me.

______________________________
«First_Name» «Last_Name»

DM_US 45968347-4.065322.0010